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                                                                    Exhibit 99.1

      Contact:

     Don Tatzin
     Chief Financial Officer
          (510) 683-5900

        AXT Announces Plan to Discontinue Opto-electronics Production

              SUBSTRATE PERFORMANCE ON TRACK FOR SECOND QUARTER

FREMONT, Calif. - June 24, 2003 - AXT, Inc. (Nasdaq: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that it will discontinue the majority of its unprofitable opto-electronics production. Approximately 165 employees at the California facilities of its opto-electronics division will be given notice that they will be laid off in 60 days. In the near future, the company will keep a minimum work force to produce and ship current customer orders and to continue to sell products from its inventory.

AXT is reviewing its options for the discontinuation of the business, including spin-off of the division which may involve a joint venture, sale of the division or all or part of its assets, or liquidation. The gain or loss on disposal could vary materially depending on how the disposal is effected. Therefore, no estimates of the costs of discontinuation can be provided at this time.

"By taking this step, we will be able to focus our attention on growing our core substrate business and bringing it to profitability, while conserving the company's cash," said Morris Young, President and CEO of AXT.

Recently, AXT was sued by Cree Lighting for allegedly infringing a patent regarding light emitting diodes that Cree licenses from Boston University. AXT believes that the lawsuit is without merit and intends to defend itself vigorously.

For the second quarter ending June 30, 2003, revenue from the continuing substrate business is expected to be $8.2-$8.4 million and net loss from continuing operations is expected to be $2.9-3.1 million or $0.13-$0.14 per share. The company's net loss for the second quarter will also include charges related to the discontinued opto-electronics business.

      The company will announce its second quarter results on July 23, 2003 and will host a conference call with company management at 1:30 PM PST on July 23 to announce its results. The call can be accessed at 785-832-2041; the passcode is AXT. The call will

                                     -More-
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also be simulcast on the Internet at www.axt.com. Replays will be available at
402-530-9311 until July 30. Financial and statistical information to be discussed in the call will be available on the company's website immediately prior to commencement of the call. A replay of the call and management's accompanying script will be available on the company's website immediately after the call through July 23, 2004. Additional investor information can be accessed at www.axt.com or by calling the Company's Investor Relations Department at
(510) 683-5900.

ABOUT AXT, INC.

AXT designs, develops, manufactures and markets high-performance compound semiconductor substrates for the fiber optics and communications industries. The Company's proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT's website at http://www.axt.com. The Company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling 510-683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

      SAFE HARBOR

This press release contains forward-looking statements regarding the company's plan to discontinue its opto-electronics business, the outlook for its financial performance for the second quarter of 2003, and its defense of a lawsuit alleging patent infringement. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Changes in the business might not match management's forecasts. The company may not be able to discontinue the opto-electronics business in an orderly manner and that may cause the costs of discontinuation to increase. We may be found to have infringed patents held by others and we could have to pay fines to the owners of these patents and our ability to continue to ship products could be disrupted. Orders from our customers have been delayed and reduced as a result of an imbalance or oversupply of products, and as customers assess the impact that SARS might have on their business, and we cannot predict how severe or prolonged these effects might be. Our business operations remain potentially vulnerable to SARS and its aftereffects influencing the volume and timing of customer orders, our ability to operate our production facilities, acquire key supplies, and meet customer demand in other parts of the world. For further discussion of the risks and uncertainties regarding AXT's business, reference is made to AXT's filings with the Securities and Exchange Commission, including the company's 10-K for the year ended December 31, 2002, and 10-Q for the three months ended March 31, 2003 filed with the Securities and Exchange Commission and available online by link from our website at www.axt.com, or from the SEC's website at www.sec.gov. The Company assumes no obligation to update the information in this press release.